SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 14, 2010
INTELLIGROUP, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-20943	11-2880025

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

5 Independence Way, Suite 220
Princeton, New Jersey	08540

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (646) 810-7400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
On June 14, 2010, Intelligroup, Inc., a New Jersey corporation (the “Company”), NTT DATA CORPORATION, a corporation organized under the laws of Japan (“Parent”), and Mobius Subsidiary Corporation, a newly formed New Jersey corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) at a price per share equal to $4.65 (the “Offer Price”), and (ii) Purchaser will merge with and into the Company (the “Merger”) following the consummation of the Offer, subject to the parties’ rights to terminate the Merger Agreement in certain limited circumstances. Upon the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any shareholder of the Company, each outstanding share of Company Common Stock not purchased in the Offer will be converted into the right to receive the Offer Price, except for those shares held by the Company, Parent or Purchaser or their respective subsidiaries. After the Merger, the Company will continue to exist as an indirect wholly owned subsidiary of Parent.
Purchaser agreed to commence the Offer as promptly as practicable after the date of the Merger Agreement and in any event within six (6) business days after the date of the Merger Agreement. The Offer will remain open for at least twenty (20) business days. The obligation to accept for payment and pay for the shares of Company Common Stock tendered in the Offer is subject to customary conditions, including, among other things: (1) the valid tender and non-withdrawal of more than a majority of the total number of outstanding shares of Company Common Stock, calculated on a fully diluted basis (the “Minimum Condition”), (2) the expiration or termination of any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) the receipt of any approval or consent from a governmental authority necessary for the consummation of the Offer or the Merger, (4) the accuracy of the representations of the Company, subject to certain materiality exceptions, (5) compliance in all material respects with agreements, obligations and covenants of the Company, (6) absence of a material adverse effect on the Company, and (7) the absence of any law prohibiting the Offer or the Merger. In addition, the Offer is conditioned upon the Tax Insurance (as defined below) remaining in full force and effect, and the Company not taking any action that would result in a termination or modification of the Tax Insurance that is materially adverse to the Company, or that would give any third party the right to effect such a termination or modification. Purchaser may waive the foregoing conditions, with the exception of the Minimum Condition, in whole or in part at any time in its sole discretion.
The Company granted to Purchaser an option (the “Top-Up Option”) to purchase from the Company that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares that, when added to the shares of Company Common Stock owned, directly or indirectly, by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the shares outstanding on a fully diluted basis for consideration per Top-Up Option Share equal to the Offer Price. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to New Jersey’s short-form merger statute, without additional approval by the Company’s shareholders. Following the Offer, if Purchaser does not own at least 90% of the outstanding shares of Company Common Stock (including after giving effect to exercise of the Top-Up Option), a shareholder vote will be required to consummate the Merger.
The Merger Agreement contains customary representations, warranties and covenants of the parties. In particular, the Merger Agreement contains certain restrictions on the Company’s ability to solicit third party proposals or provide information to, or participate in discussions or negotiations with, third parties regarding competing proposals, subject to customary exceptions for the Company to respond to unsolicited proposals in the exercise of the fiduciary duties of the Board of Directors. The Merger Agreement also includes customary termination provisions for both the Company and Parent and provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $7.5 million.
By virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of options to purchase Company Common Stock (“Company Stock Options”), each Company Stock Option outstanding as of immediately prior to the Effective Time will be canceled automatically at the Effective Time and will thereafter represent only the right to receive an amount of cash, if any, without interest, equal to the product of (1) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of the Company Common Stock subject to such Company Stock Option and (2) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time, regardless of the vested status of such Company Stock Option.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this report and is incorporated in this report by reference.
The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Purchaser or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Shareholders’ Agreement
SB Asia Infrastructure Fund, L.P. (“SAIF”) and Venture Tech Assets Ltd. (“Venture Tech” and together with SAIF, the “Principal Shareholders”) are the Company’s largest shareholders and together own approximately sixty-three percent (63%) of the outstanding Company Common Stock. In connection with the execution of the Merger Agreement, SAIF and Venture Tech entered into a Shareholders’ Agreement with Purchaser and Parent.
Each Principal Shareholder agreed to tender in the Offer, and not to withdraw, all of its shares of Company Common Stock, including shares it acquires after the commencement of the Offer until the termination or expiration of the Offer or the termination of the Shareholders’ Agreement, unless the Company Board makes an Adverse Recommendation Change (as defined in the Merger Agreement) without terminating the Merger Agreement, in which case, each Principal Shareholder shall only be required to tender in the Offer, and not to withdraw, fifty percent (50%) of its shares.
The Principal Shareholders also agreed to vote at any meeting of the Company’s shareholders, and at any adjournment thereof, all of such Principal Shareholder’s shares of Company Common Stock (i) against approval of any proposal made in opposition to, or in competition with, the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement); (ii) against any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company; (iii) against any action that would result in the failure of any conditions to the Offer to be satisfied and (iv) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement, unless the Company Board makes an Adverse Recommendation Change without terminating the Merger Agreement in accordance with the Merger Agreement, in which case, only fifty percent (50%) of each Principal Shareholder’s shares shall be subject to the provisions of the Shareholders’ Agreement, including the voting provisions described above.
The Shareholders’ Agreement also contains a grant of an irrevocable proxy to Purchaser in respect of the Principal Shareholders’ shares and prohibitions on the transfer of shares and the solicitation of competing transactions by the Principal Shareholders.
The foregoing description of the Shareholders’ Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholders’ Agreement, a copy of which is attached as Exhibit 10.1 to this report and is incorporated in this report by reference.
Item 1.02 Termination of a Material Definitive Agreement.
In connection with the Offer and the contemplated Merger, on June 14, 2010, SAIF and Venture Tech entered into a Termination Agreement with the Company (the “Termination Agreement”), pursuant to which all of the past, present and future rights, interests, duties, claims and obligations of each of the parties under the Common Stock Purchase Agreements dated September 29, 2004 and March 30, 2006, respectively, by and among SAIF, Venture Tech and the Company, were terminated, released and discharged, effective as of the date Purchaser accepts shares for payment pursuant to the Offer.
Item 5.02(e) Compensatory Arrangements of Certain Officers.
On June 14, 2010, the Company and its Chief Executive Officer, Vikram Gulati, entered into a new employment agreement to provide for the terms of Mr. Gulati’s employment with the Company after the consummation of the Merger (the “New Employment Agreement”). The New Employment Agreement will become effective upon the Effective Time (the “Effective Date”) and will supersede the terms of Mr. Gulati’s prior employment agreement with the Company. Since Mr. Gulati’s current employment agreement with the Company expires on June 30, 2010, the Compensation Committee of the Board of Directors of the Company agreed to extend the term of Mr. Gulati’s current employment agreement until the earlier of the date the New Employment Agreement goes into effect or the date the Merger Agreement is terminated.
The New Employment Agreement provides that Mr. Gulati will serve as the Company’s President and Chief Executive Officer. Under the New Employment Agreement, Mr. Gulati will be paid a base salary of $225,000 on an annualized basis. Mr. Gulati will continue to participate in the Company’s Executive Incentive Bonus Plan for the remainder of 2010. Under such plan, Mr. Gulati will be eligible to receive a cash bonus in the target amount of $275,000. The cash bonus actually paid under such plan will be based on the Company’s achievement of certain performance goals with the threshold and maximum cash bonus percentages equal to 50% of the target amount and 130% of the target amount, respectively. For fiscal years subsequent to 2010, Mr. Gulati will be eligible to participate in an annual bonus plan of the Company and/or its affiliates. The target annual bonus under such plan will not be less than $275,000. The amount of any annual bonus paid under such plan will based on the Company’s achievement of certain performance goals and will be determined in good faith by the Company’s Board of Directors.
Under the New Employment Agreement, Mr. Gulati will also be eligible to participate in long term incentive plans (each an “LTIP”), which will entitle Mr. Gulati to a cash bonus based on the achievement of certain performance goals over certain periods. The first LTIP will consist of 2 overlapping performance periods, the first of which will commence on January 1, 2011 and end on December 31, 2011, and the second of which will commence on January 1, 2011, and end on December 31, 2012. For the first LTIP, Mr. Gulati’s target percentage will be equal to 75% of his base salary as of the commencement of the performance period, with the threshold and maximum cash bonus percentages equal to 50% of the target amount and 200% of the target amount, respectively. For each two fiscal-year-period that begins during the term of the New Employment Agreement but on or after January 1, 2012, the LTIP will consist of one performance period that is two fiscal years in length, and Mr. Gulati’s target percentage will be equal to 100% of his base salary as of the commencement of the applicable performance period, with the threshold and maximum cash bonus percentages equal to 50% of the target amount and 200% of the target amount, respectively.
Mr. Gulati will also receive a retention bonus in the amount of $168,750, payable as a lump sum cash payment, if he remains employed through the first anniversary of the Effective Date; and a retention bonus in the amount of $112,500, payable as a lump sum cash payment, if he remains employed through the second anniversary of the Effective Date. Mr. Gulati’s receipt of any retention bonus under the New Employment Agreement is conditioned on Mr. Gulati timely executing a release of claims in favor of the Company and related parties (the “Release”) and his continued compliance with certain restrictive covenants set forth in his New Employment Agreement and the terms of any confidential information agreement, proprietary information and inventions agreement and such other similar agreement between Mr. Gulati and the Company.
Mr. Gulati’s employment under the New Employment Agreement will continue until it is terminated (a) as a result of Mr. Gulati’s death or in the event he becomes “disabled” (as defined in the New Employment Agreement), (b) by the Company with or without “cause” (as defined in the New Employment Agreement), (c) by Mr. Gulati with or without “good reason” (as defined in the New Employment Agreement), or (d) by either party upon non-renewal of the New Employment Agreement.
Subject to Mr. Gulati executing the Release and complying with the restrictive covenants in the New Employment Agreement, if Mr. Gulati’s employment is terminated (i) by the Company other than (a) for cause, (b) for disability or death, or (c) pursuant to a notice of non-extension of the term of the New Employment Agreement or (ii) by Mr. Gulati for good reason, Mr. Gulati will be entitled to receive: (a) severance payments aggregating two times the sum of (x) his then-base salary and (y) his then-target annual bonus, payable in equal cash installments in accordance with the Company’s standard payroll practices; (b) to the extent not yet fully paid, any annual bonus or any LTIP bonus earned for any year or other performance period ending on or before Mr. Gulati’s termination date, and (c) for each performance period under an LTIP that has begun, but has not yet ended on or before Mr. Gulati’s termination date and with respect to which Mr. Gulati has completed at least one year or more of the performance period, a pro rata portion of any LTIP bonus based on the extent to which the applicable performance goals for the LTIP performance period are achieved and the number of days Mr. Gulati was employed by the Company during such performance period.
Subject to Mr. Gulati executing the Release and complying with the restrictive covenants in the New Employment Agreement, if Mr. Gulati’s employment is terminated due to death or disability, Mr. Gulati will be entitled to receive (i) to the extent not yet fully paid, any annual bonus or any LTIP bonus earned for any year or other performance period ending on or before Mr. Gulati’s termination date, and (ii) for each performance period under an LTIP that has begun, but has not yet ended on or before Mr. Gulati’s termination date and with respect to which Mr. Gulati has completed at least one year or more of the performance period, a pro rata portion of any LTIP bonus based on the extent to which the applicable performance goals for the LTIP performance period are achieved and the number of days Mr. Gulati was employed by the Company during such performance period.
Subject to Mr. Gulati executing the Release and complying with the restrictive covenants in the New Employment Agreement, if Mr. Gulati’s employment is terminated upon non-renewal of the New Employment Agreement by the Company, Mr. Gulati will be entitled to receive (i) to the extent not yet fully paid, any annual bonus or any LTIP bonus earned for any year or other performance period ending on or before Mr. Gulati’s termination date, and (ii) severance payments equal to six months of his then-base salary, payable in equal cash installments in accordance with the Company’s standard payroll practices beginning with the first payroll date following the date that Mr. Gulati’s Release becomes effective and ending on the six month anniversary of his termination date.
In the event that any payment or benefit that Mr. Gulati would receive under the New Employment Agreement or otherwise, including under his current employment agreement, would otherwise constitute a “parachute payment” under Section 280G of the Internal Revenue Code (the “Code”) and be subject to the excise tax imposed by Section 4999 of the Code, such payments and benefits will be reduced if and to the extent that a reduction in such payments and benefits would result in Mr. Gulati retaining a larger amount, on an after-tax basis, than if Mr. Gulati received the entire amount of such payments and benefits in accordance with their existing terms. The reduced amount of such payments and benefits will be equal to the largest portion of such payments and benefits that would result in no portion of such payments and benefits being subject to the excise tax imposed by the Code.
The New Employment Agreement includes certain restrictive covenants concerning confidentiality, non-solicitation, non-competition, and non-disparagement that apply while Mr. Gulati is employed with the Company and following his termination. The non-solicitation and non-disparagement provisions expire on the second anniversary of Mr. Gulati’s termination date and the non-competition provision expires on the later of (i) the second anniversary of the Effective Date and (ii) the first anniversary of Mr. Gulati’s termination date.
The foregoing description of the New Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Employment Agreement, a copy of which is attached as Exhibit 10.2 to this report and is incorporated in this report by reference.
Item 8.01 Other Events.
In connection with the Merger Agreement, on June 11, 2010, the Company purchased insurance policies providing coverage of up to $129,900,000 to insure against its previously disclosed potential tax liabilities associated with the Company’s spin-off of its subsidiary in July 2000 (the “Tax Insurance”). The premium for the Tax Insurance was $7,027,952, which includes a non-refundable underwriting fee of $60,000. If the Merger Agreement is terminated prior to the completion of the Offer, the Company may cancel the Tax Insurance and obtain a refund of all but $1,363,950 of the premium. Purchaser’s obligation to pay for shares of Company Common Stock tendered in the Offer is conditioned on the Tax Insurance remaining in full force and effect, and the Company not taking any action that would result in a termination or modification of the Tax Insurance that is materially adverse to the Company, or that would give any third party the right to effect such a termination or modification.
On June 14, 2010, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 14, 2010, by and among Intelligroup, Inc., NTT DATA CORPORATION and Mobius Subsidiary Corporation*

10.1	Shareholders’ Agreement, dated as of June 14, 2010, by and among NTT DATA CORPORATION, Mobius Subsidiary Corporation, SB Asia Infrastructure Fund, L.P. and Venture Tech Assets Ltd.

10.2	Employment Agreement, dated as of June 14, 2010, by and between Intelligroup, Inc. and Vikram Gulati

99.1	Press Release, issued by Intelligroup, Inc. and NTT DATA CORPORATION, dated June 14, 2010

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

Important Information
The tender offer described herein has not commenced. This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Intelligroup, Inc. At the time the tender offer is commenced, NTT DATA CORPORATION and Mobius Subsidiary Corporation intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Intelligroup, Inc. intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Mobius Subsidiary Corporation and Intelligroup, Inc. intend to mail documents to the shareholders of Intelligroup, Inc. These documents will contain important information about the tender offer that should be read carefully before any decision is made with respect to the tender offer.
Shareholders of Intelligroup, Inc. will be able to obtain a free copy of these documents (when they become available) and other documents filed by Intelligroup, Inc., NTT DATA CORPORATION and Mobius Subsidiary Corporation with the Securities and Exchange Commission (the “SEC”) at the website maintained by the SEC at www.sec.gov.
In addition, shareholders will be able to obtain a free copy of these documents (when they become available) from Intelligroup, Inc. by contacting Intelligroup, Inc. at 5 Independence Way, Suite 220, Princeton, New Jersey 08540, (646) 810-7400.
Cautionary statement regarding forward-looking statements
This filing contains forward-looking statements as defined by the federal securities laws which are based on the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the Offer and the Merger. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGROUP, INC.
By:	/s/ Alok Bajpai
Alok Bajpai
Treasurer and CFO

Date: June 14, 2010